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                                                                     EXHIBIT 4.4


                GLOBAL EMPLOYEE SHARE PURCHASE PLAN (US - SOLAR)


1. PURPOSE AND INTRODUCTION

The purpose of the Plan is to offer eligible employees the opportunity to purchase Royal Dutch shares through periodic or regular after-tax payroll deduction contributions. Through this plan, the company offers you the opportunity to purchase Royal Dutch shares at a discount on a fixed day of the year. Entitlement to the discount is dependent upon a participant having funds available in the custody account on the purchase date.

2. DEFINITIONS

In these rules each of the following terms shall have the meaning set out next to it:

o ACQUIRED SHARES -- Shares bought on behalf of a participant after the end of a savings period with contributions made by the participant during the savings period.

o BONUS -- A participant's incentive compensation payment (ICP) under his or her employing company's incentive compensation program. For a participant who is not an "employee" as such term is defined in such plan, his or her bonuses for these purposes shall be determined by the plan owner in a fair and equitable manner to be comparable to such terms for such purposes.

o BROKERAGE ACCOUNT -- A brokerage account established by the participant with the third party administrator pursuant to Rule 4.4, into which acquired shares may be transferred and from which other transactions may be effected.

o CONTRIBUTION -- The amount the participant contributes to the Plan through after-tax payroll deductions stated as a percentage of total compensation including salary and bonus.

o CUSTODY ACCOUNT -- A non-interest bearing account entered into by and between the plan owner and a third party custodian in which the plan owner holds the contributions on behalf of the participants.

o DIVIDEND -- A dividend paid with respect to shares the participant owns.

o ELIGIBLE EMPLOYEE -- A person who at the relevant date is:
         - A regular full-time, regular part-time employee, or a fixed-term employee of a participating company. For these purposes, a regular full-time or regular part-time employee is any employee whose customary employment with a participating company is at least twenty (20) hours per week.

o MAXIMUM DOLLAR AMOUNT -- The maximum dollar amount that may be contributed during a savings period for the purchase of acquired shares as determined by the plan owner in advance of the savings period.



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o MAXIMUM PERCENTAGE -- The maximum percentage amount of salary and bonus that may be contributed by a participant in a savings period as determined by the plan owner in advance of the savings period.

o MAXIMUM SHARE PURCHASE AMOUNT -- The maximum number of acquired shares that may be purchased by a participant in a savings period as determined pursuant to Rule 5.6.

o PARTICIPANT -- An eligible employee who enrolls and is accepted into the Plan.

o PARTICIPATING COMPANY -- The plan owner and such of its subsidiaries or affiliates as it shall so designate.

o PLAN -- The Global Employee Share Purchase Plan (US - Solar) in its present form and as amended from time to time in accordance with the rules.

o PLAN ADMINISTRATOR -- The Senior Vice President (Human Resources) of Shell Oil Company or the person or institution designated by him or her.

o PLAN OWNER -- Shell Solar Employment Services Inc.(or, where appropriate, such entity as it may designate pursuant to Rule 3).

o PURCHASE DATE -- The first trading day following the end of the savings period being the date when accumulated contributions are used to purchase Royal Dutch shares.

o PURCHASE DISCOUNT -- The discount to be applied to the market purchase price of the acquired shares as determined by the plan owner in advance of the savings period.

o ROYAL DUTCH -- Royal Dutch Petroleum Company, a company organized under the laws of the Kingdom of the Netherlands.

o RULES -- These rules as amended from time to time.

o SALARY -- Base salary or wages as such terms are defined in the Shell Provident Fund save in the case of participants who are fixed-term, employees or working in the United States on expatriate assignment where it shall mean "benefits base rate" (as such term is commonly used). For a participant to whom these provisions are not relevant his or her base salary or wages for these purposes shall be determined by the plan owner in a fair and equitable manner to be comparable to such terms for such purposes.

o SAVINGS PERIOD -- A twelve-month period from January 1 to December 31st.

o SHARE -- A registered fully paid ordinary share of E.0.56 in the capital of Royal Dutch bought on the New York Stock Exchange.

o THIRD PARTY ADMINISTRATOR -- The individual or entity (or such entity as it may designate) which performs certain administrative and record-keeping services necessary for the proper operation of the Plan pursuant to an administrative services agreement with the plan owner.



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o TRADING DAY -- A day on which the New York Stock Exchange is open for trading.

o WITHDRAWAL DATE -- The date upon which a participant's withdrawal from the Plan takes effect.

o WITHDRAWAL NOTICE -- A written notice from the participant in such form, as may from time to time be approved by the plan owner, requesting withdrawal from the Plan.

3. ADMINISTRATION OF THE PLAN

1. The Plan shall be administered by the plan owner. The plan owner may exercise its rights and powers pursuant to these rules by resolution of its Board of Directors and may, by such resolution, delegate the exercise of any of those rights or powers, including the appointment of a plan administrator as provided herein in Rule 3.2 below, with the exception of:

         a) The determination of the percentage amount of the purchase discount in a savings period if different from that in the preceding savings period.

         b)       The right pursuant to Rule 17.

         c)       The right to alter, vary, or add pursuant to Rule 16.

2. The plan owner may designate a plan administrator to administer the Plan, subject to the limitations described in Rule 3.1.

3. The plan owner, or its designated plan administrator, shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate which affiliated companies are eligible to participate in the Plan, to determine participant eligibility and to adjudicate all disputed claims filed under the Plan, and to adopt rules of procedure and regulations necessary for the administration of the Plan. Every finding, decision and determination made by the Board or its plan administrator shall, to the full extent permitted by law, be final and binding upon all parties.

4. The plan owner, or its designated plan administrator, may designate such agents (including third party administrators as provided in Rule 3.5) and employ persons to perform (or assist him or her in the performance of) the specific or related functions assigned to him or her and delegate responsibility to these persons.

5. The plan owner, or its designated plan administrator, may under the terms of one or more administrative services agreements designate third party administrators to perform such duties or responsibilities as are necessary in the administration of the Plan; except that the plan administrator may not delegate the power to designate affiliated companies eligible to participate in the Plan.

4. ELIGIBILITY AND PARTICIPATION

1. An invitation to apply to participate in the Plan shall be issued prior to each savings period in such form and by such method as the plan owner may from time to time determine.

2. Eligible employees will be required to enroll in the Plan and specify the contribution percentage they wish to make for each plan year. The application to enroll must be made in



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writing or in such other form and manner as the plan owner may determine, and be submitted by the date and to such party as the plan owner may specify

3. If a person becomes an eligible employee after the relevant date then that person may, within 30 days of becoming an eligible employee, apply to enroll in the Plan if, immediately prior to becoming an eligible employee, he or she (a) was participating in Shell's Global Employee Share Purchase Plan outside the United States or (b) meets such other criteria as the plan owner may specify.

4. An application to enroll will not be accepted unless the participant establishes a brokerage account by completing an account application and such other documents as the plan owner or third party administrator may require in connection with the establishment of such account.

5. A participant must re-enroll in the Plan in respect of each savings period except where he or she has, by such method as the plan owner may determine, elected for automatic re-enrollment. Where an election for automatic re-enrollment is in effect, participation in subsequent savings periods will be automatic and contributions will be at the contribution percentage amount that the participant has, by such method as the plan owner may determine, elected as a default contribution percentage. The minimum default contribution percentage shall be 1%.

6. If a participant ceases to be an eligible employee, then no further contributions shall be accepted on his or her behalf. Any accumulated monies in his or her custody account shall be applied to purchase shares for such participant in accordance with Rule 6, except as otherwise provided under Rule 11 in the event of death.

7. The plan owner reserves the right to restrict or delay participation in the Plan of those otherwise eligible employees who accept a group transfer to a country that requires any local approval or consent for share plan participation and accordingly to establish special enrollment periods in circumstances where participation has been so restricted or delayed.

8. Any provisions in the rules to the contrary notwithstanding, no participant shall be granted any right under the Plan (i) to the extent that, immediately after the grant, such participant (or any other person whose stock would be attributed to such participant pursuant to section 424(d) of the Internal Revenue Code of 1986) would own capital stock of Royal Dutch and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of Royal Dutch or of any subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of Royal Dutch and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of shares (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

9. The plan owner may permit the contingent enrollment of individuals who are not eligible employees provided that such individuals enrollment shall be of no force or effect unless such individual becomes an eligible employee before or coincident with the start of the next savings period.



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5. CONTRIBUTIONS AND PLAN LIMITS

1. Contributions shall be made by deduction of a percentage amount of salary and bonus on each payday during the savings period. The contribution percentage may be any increment of 1/2%, with a minimum contribution of 1% and a maximum of 25%.

2. Contributions shall be remitted to the third party custodian and credited to the custody account as soon as possible and in any event within 14 days of the deduction of pay.

3. A participant may change the amount of the contribution percentage at any time after the initial contribution has been made in a savings period.

4. A participant's contributions for a savings period shall not exceed the lesser of:

         (a) Twenty-five percent (25%) of the participant's salary and bonus in that savings period; or

         (b)      The maximum dollar amount for that savings period.

Also, a participant's contribution in a single pay period shall not exceed 25% of the participant's salary and bonus in that pay period.

5. For purposes of Rules 5.4 and 5.7 the maximum dollar amount applicable in a savings period shall be limited such that:

         (a)      An application to enroll in the circumstances set out in Rule
                  4.2 will only be accepted on the basis that the maximum dollar amount shall be prorated to reflect the number of months remaining in that savings period at the time the person became an eligible employee;

         (b) Where an eligible employee is participating in the Sharesave Scheme offered by Shell companies in the United Kingdom (or such other plan offered by a Shell company and specified by the plan owner as being subject to this provision) then the maximum dollar limit applicable in a savings period shall be reduced by the dollar equivalent (as determined by the plan owner) of the amount that the participant has elected to contribute to Sharesave (or such other plan) during the same period.

6. The number of acquired shares that may be purchased on behalf of a participant with respect to a savings period shall in no event exceed the maximum share purchase amount. The maximum share purchase amount, rounded down to the nearest whole number, shall be determined on the first trading day of the savings period in accordance with the following formula: A=B/(C-D), where

         A = Maximum share purchase amount
         B = Maximum dollar amount
         C = Closing price of the shares on the first trading day of the savings period
         D = Closing price of the shares on the first trading day of the savings period multiplied by the purchase discount

7. At the time the total amount of contributions made by a participant in a savings period equals the maximum dollar amount then contributions shall be suspended until the end of the savings period. Where a participant has withdrawn monies from the custody account pursuant to Rule 10,



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then for the purposes only of Rule 5.4 and this Rule 5.7, the applicable maximum dollar amount for the participant shall be reduced by a sum equal to the amount withdrawn from the custody account.

8. The participant shall not make any additional payments into the custody account for the purchase of shares; except that, subject to administrative availability, a participant may authorize the transfer from his or her brokerage account of such amounts as are necessary to pay the amount of any taxes which must be withheld, as provided in Rules 6.4 and 6.5.

6. SHARE PURCHASE

1. All contributions made in a savings period by a participant shall be subject to the limits in Rule 5 and to any withdrawal of contributions that has been made in accordance with Rule 10 or Rule 11 will be applied to the purchase of shares on the purchase date except as otherwise provided in this Rule 6.

2. Acquired shares shall be credited to the participant's brokerage account within 1-3 business days after the purchase date.

3. The price of an acquired share shall be the lesser of the price of the shares, reduced by the purchase discount, at the close of trading either on the first trading day of the savings period or on the first trading day following the end of the savings period.

4. Any taxes incurred as a result of the purchase of acquired shares under the Plan shall be the responsibility of the participant and no tax assistance shall be provided. A participating company may withhold from cash payments, or any other funds or property due or to become due to the participant, a sufficient amount to satisfy all federal, state and local, or other governmental tax withholding.

5. As a condition of participation and, in order to meet any tax withholding requirement described in Rule 6.4, a participant must agree and authorize the transfer of an estimated tax withholding obligation payment from the custody account to the plan owner and/or his or her participating company. Such estimated tax withholding obligation payment shall be made in the following manner:

         a) On the trading day next following the purchase date and before any acquired shares are transferred to the participant's brokerage account, shares in an amount estimated to be sufficient to cover such estimated tax obligation payment shall be withheld at the closing price of the shares on the purchase date. The participating company shall credit the estimated withholding tax payment to the actual tax withholding obligation, and remit the excess to the participant if the estimated withholding tax obligation payment is in excess of the actual withholding tax obligation associated with the purchase; or if such payment is insufficient to cover the withholding obligation, withhold an additional amount sufficient to satisfy such tax withholding obligation from other payments due the participant. There will be no fractional shares withheld or remitted to the participant.



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6. The estimated tax withholding obligation shall be determined by the plan owner assuming a federal income tax withholding rate of 27% or other applicable rate, a maximum FICA tax withholding, and, if applicable, a state income tax and/or other tax withholding at a rate determined by the plan owner.

7. Any residual cash (reflecting any fractional shares) in the custody account after the purchase of acquired shares and satisfaction of the estimated tax withholding obligation shall be transferred to the participant's brokerage account.

8. Subject to adjustment pursuant to Rule 18 upon changes in capitalization of Royal Dutch, the maximum number of shares of Royal Dutch which shall be such number of shares as the plan owner by resolution of its Board of Directors may determine from time to time. If on a given purchase date, the number of shares to be purchased exceeds the number of shares then available under the Plan, the plan owner shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

7. STATEMENTS

1. Statements shall be provided to all participants at least quarterly. The statements shall include the following:

         a)       The total number of shares held.

         b)       The contribution amount to date within a savings period.

         c) The number of acquired shares bought with contributions made during the previous savings period, the date on which the shares were allocated, and the price at which they were allocated, and the payment made for the estimated tax withholding obligation.

         d) The number of shares sold by the participant including the date and price at which the shares were sold.

2. This statement/information may be provided and reported through the participant's brokerage account.

8. INTEREST AND PAYMENTS TO PARTICIPANTS

1. No interest or other type of earnings shall be payable to the participant on any amounts set aside through payroll deductions through the Plan or on any amounts due to the participant pursuant to the rules.

9. SUSPENSION OF CONTRIBUTIONS

1. A participant may suspend contributions by reducing his or her contribution percentage to zero percent. A participant who has suspended contributions may re-commence contributions to the Plan at any time during the savings period.

2. If a notice to suspend contributions is received, the suspension shall be in effect by the end of the participant's next two payroll periods.



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3. There are no limits as to how many times a participant may suspend his or her contributions and he or she may do so for an indefinite period.

4. If contributions are suspended indefinitely and an election for automatic re-enrollment is in effect, then the participant's contributions will recommence automatically at the beginning of the next savings period at the default contribution percentage specified by the participant in accordance with Rule 4.4.

5. If suspension occurs then:

         a) Suspended contributions may not be made up regardless of the reason for which they were suspended.

         b) Contributions made in the savings period in which suspension becomes effective shall be applied in accordance with Rule 6.



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10. WITHDRAWAL FROM THE PLAN

1. A participant may withdraw from the Plan by requesting a total withdrawal in such manner and form as the plan owner may provide.

2. If there is a total withdrawal from the Plan, the participant's contributions shall be transferred from the custody account and made available in his or her brokerage account within 3-5 business days of the withdrawal date. The participant may no longer make contributions to the Plan unless he or she re-enrolls for a subsequent savings period.

3. A participant may request a partial withdrawal of his or her contributions to date. The participant's contributions remaining shall be used to purchase acquired shares in accordance with Rule 6.

4. No transaction fees shall apply to withdrawals that are made from the Plan.

5. Total withdrawal from the Plan shall not affect upon the continued existence of a participant's brokerage account which shall continue to be governed by the terms applicable thereto.

11. DEATH OF A PARTICIPANT

1. If a participant dies then he or she shall be deemed to have totally withdrawn from the Plan and contributions shall cease as soon as practicable after the plan owner is informed of the participant's death. Contributions already made but not applied to the purchase of shares will not be used to purchase shares, but will be transferred to the participant's brokerage account and the brokerage account will be treated in accordance with applicable testamentary law.

12. LOSS OF OFFICE

1. The rights and obligations of a participant under the terms of his or her office or employment shall not be affected by his or her participation in the Plan or any right he or she may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of his or her office or employment within any participating company for any reason whatsoever insofar as those rights arise, or may arise from him or her ceasing to have rights under the Plan as a result of such termination or from the loss or diminution of value of such rights or entitlements.

13. BENEFITS NON-PENSIONABLE

1. Benefits under the Plan will not form part of a participant's remuneration for the purposes of determining entitlement to any benefit of employment including any pension or retirement benefit, life insurance, health insurance or other similar benefit, whether existing or subsequently introduced, except as otherwise expressly provided under the terms of any such Plan.

14. INVESTMENT RISK

1. The value of Royal Dutch shares can go down as well as up. The risks of fluctuation in the value of the shares are borne by the participant. Neither Royal Dutch, Shell Solar Employment



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Services Inc., Shell Oil Company, any participating company, the plan administrator, the third party administrator nor its affiliated brokerage firm, shall have any liability to the participant for any market losses because of the fluctuation in value of Royal Dutch shares.

15. TRANSFER OF RIGHTS

1. The contributions held on behalf of a participant are personal to that participant. In the case of any attempt to transfer, assign, pledge or otherwise dispose of such contribution in any way other than by will or in accordance with any applicable matrimonial laws or the laws of descent in contravention of this Rule shall be without effect and the participant shall be deemed to have totally withdrawn from the Plan with immediate effect and the provisions of Rule 10 shall apply.

16. AMENDMENTS

1. Save as otherwise provided in Rule 16.2, the plan owner may at any time alter, vary or add to the provisions of the Plan in any relation to the operation of the Plan generally or in respect of any participant.

2. The plan owner may:

         a)       Not vary the provisions of this Rule 16.2 or 16.3.

         b) Only vary the percentage of the purchase discount with effect from the beginning of the savings period.

3. As soon as reasonably practicable after any alteration, variation or addition, plan owner shall give notice to any participant who is materially affected by the alteration, variation or addition.

17. TERMINATION AND SUSPENSION

1. The plan owner may at any time suspend the operation of the Plan by giving notice to the participants in such form as the plan owner may, from time to time determine and, in such event, contributions shall permanently cease with effect from the termination date specified in the notice. If the plan owner terminates the operation of the Plan, then the provisions for total withdrawal under Rule 10 shall apply and the termination date shall be treated as the withdrawal date.

18. ADJUSTMENTS/REORGANIZATIONS

1. In the event that the number of outstanding shares is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of Royal Dutch without consideration, the number of shares available under this Plan and the number of shares remaining subject to purchase and the purchase price per share of such remaining shares shall be proportionately adjusted, subject to any required action by the shareholders of Royal Dutch and compliance with applicable securities laws; provided, however, that no fractional shares shall be issued and any resulting fraction of a share shall be rounded down to the nearest whole share.



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19. NOTICES

1. All notices or communications under or in connection with the Plan that are to be given by the participant or by any eligible employee shall be given in accordance with this Rule 19 and shall only be effective:

         a) If given in such form as the plan owner may, from time to time, determine; and

         b) If given to the party specified or, if no party is specified, given to the plan owner; and

         c) If given in accordance with this rule and in accordance with any method specified; and

         d)       If and when received.

2. Any notice, communication or other documents required to be given to a participant under or in connection with the Plan may be delivered or sent by mail to the address given in his or her enrollment form (or given in any subsequent notice if different) or at his or her address according to the records of his or her participating company or such other address as may appear to the party giving the notice to be appropriate. Notices sent to the participant by first class or equivalent post shall be deemed to have been given between 3 to 5 business days following the date of posting.

3. Any notice or other document required to be given under or in connection with the Plan:

         a) To the plan owner may be delivered or sent by mail to them at their registered office (or such other place or places as the relevant party may from time to time determine and notify to participants);

         b) To the plan administrator or third party administrator shall be addressed with the name and reference indicator and address communicated to the participants from time to time.

4. All notices, communications, documents or share certificates sent by mail that are sent in accordance with this Rule 19 are sent at the risk of the intended recipient and neither the plan owner, the plan administrator, nor the third party administrator shall have any liability whatsoever in respect of any that arrive incomplete, damaged or in respect of any non receipt.

20. MISCELLANEOUS PROVISIONS

1. No person shall have any claim or right to purchase shares under the Plan, and no participant shall have any right under the Plan to be retained in the employ of any employer.

2. No participant or any other person shall have any of the rights of a shareholder with respect to shares purchasable under the Plan until such shares have been issued or transferred to him or her pursuant to the Plan.



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3. Any termination of a participant's participation in the Plan shall be without prejudice to any legal right or remedy that the plan owner or any affiliate may have against the participant or any other person.

4. The Plan shall inure to the benefit of and be binding upon each successor and assign of plan owner.

5. Any taxes incurred as a result of the purchase of shares under the Plan shall be the responsibility of the participant and no tax assistance shall be provided.

6. The use of the singular may include the plural, and the plural may include the singular, unless the context clearly indicates to the contrary.

7. Any expenses of administering the Plan shall be borne by the participating company.

21. SEVERABILITY

1. If a provision of these rules is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

         a) The validity or enforceability in that jurisdiction of any other provision of these rules; or

         b) The validity or enforceability in any other jurisdiction of that or any other provision of these rules.

22. GOVERNING LAW

1. All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the State of Texas, without regard to the conflict of laws provisions thereof, except to the extent Texas law is preempted by Federal statute. The obligation of plan owner to sell and deliver shares under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such shares.

23. EFFECTIVE DATE

1. The provisions of this Plan shall be effective as of November 1, 2002, with the first savings period commencing January 1, 2003.




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                GLOBAL EMPLOYEE SHARE PURCHASE PLAN (US - SOLAR)

                Global Employee Share Purchase Plan (US - Solar)


         WHEREAS, the Board of Directors of Shell Solar Employment Services Inc. adopted the Global Employee Share Purchase Plan (U.S. - Solar) by unanimous consent effective as of November 1, 2002; and

         WHEREAS, the Board of Directors authorized the preparation and execution of the plan instrument at the discretion of the President or Vice President (Human Resources).

         NOW, THEREFORE, Shell Solar Employment Services Inc. hereby adopts the Global Employee Share Purchase Plan (U.S. - Solar) attached hereto and by this reference made a part hereof, effective as of the dates stated therein.

         DATED at of the 1st day of November 2002.


SHELL SOLAR EMPLOYMENT SERVICES INC.


By
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Title:
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